United States securities and exchange commission logo





                          February 7, 2024

       Carlos Moreira
       Chief Executive Officer
       SEALSQ Corp
       Avenue Louis-Casa   58
       1216 Cointrin, Switzerland

                                                        Re: SEALSQ Corp
                                                            Registration
Statement on Form F-1
                                                            Filed on February
5, 2024
                                                            File No. 333-276877

       Dear Carlos Moreira:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Bradley
Ecker at 202-551-4985 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing